Exhibit 99.1

Piedmont Announces Completion of Leadership Transition Plan
−On 10TH Anniversary of IPO, Donald A. Miller Steps Down from Board−

ATLANTA– February 12, 2020 – Piedmont Office Realty Trust (the “Company” or “Piedmont”) (NYSE: PDM) announced today that it has successfully completed the Company’s leadership transition plan and that its former Chief Executive Officer, Donald A. Miller, CFA, has now stepped down from its Board of Directors after the Company announced last week annual results for 2019. The move is the culmination of the Company’s succession planning efforts as a result of Mr. Miller’s June 2019 retirement whereby C. Brent Smith was appointed President and Chief Executive Officer and member of the Company’s Board of Directors. Mr. Miller had agreed to remain a member of the Board of Directors for a short period to complete an effective transition.

“As we celebrate the tenth anniversary of Piedmont’s initial public offering this week, I find it a very fitting occasion to reflect on how rewarding the last decade at Piedmont has been,” commented Mr. Miller. “Recycling approximately $2.2 billion into assets over the last ten years, we have executed a consistent strategy focused on aggregating high-quality assets in a targeted group of highly-amenitized markets; a strategy that the investment community obviously appreciates based on our top-quartile stock performance over the last three years relative to our peer group. I couldn’t be more proud of the job that Brent and the rest of the Piedmont team have done during my tenure and over the last seven months since my retirement. I am very excited to follow, now as an investor, the next chapter of Piedmont’s success,” said Mr. Miller.

Commenting on the transition, C. Brent Smith, Piedmont’s President and Chief Executive Officer said, “We are grateful for Don’s leadership and guidance over the last thirteen years, leading Piedmont through its transition to a successful public company. We feel that the Company is well positioned for the future and look forward to continuing to build on the solid platform that Don helped establish.”

About Piedmont:

Piedmont Office Realty Trust, Inc. (NYSE: PDM) is an owner, manager, developer, redeveloper, and operator of high-quality, Class A office properties located primarily in select sub-markets within seven major Eastern U.S. office markets. Its geographically-diversified, almost $5 billion portfolio is currently comprised of approximately 18 million square feet. The Company is a fully-integrated, self-managed real estate investment trust (REIT) with local management offices in each of its major markets and is investment-grade rated by Standard & Poor's (BBB) and Moody's (Baa2). As of December 31, 2019, over 60% of the company’s portfolio was ENERGY STAR certified and approximately 35% was LEED certified. For more information, see www.piedmontreit.com.

Contact: Meredi Lee
Company: Piedmont Office Realty Trust
Phone: 1 770 418 8677
Email: Meredi.Lee@Piedmontreit.com